UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2005

1st Independence Financial Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-26570	61-1284899

(Commission File Number)	(IRS Employer Identification No.)

104 South Chiles Street, Harrodsburg, Kentucky	40330-1620

(Address of Principal Executive Offices)	(Zip Code)

(859) 734-5452

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

All of the information furnished in this report, including the information contained in the press release, is being furnished pursuant to this Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. In addition, this information shall not be deemed to be incorporated by reference into any of the Registrant’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

1st Independence Financial Group, Inc. (the “Company”) (NASDAQ:FIFG), the holding company of 1st Independence Bank, Inc. (“1st Independence Bank”), reported today that 1st Independence Bank has sold 77,088 shares of its shares of Freddie Mac (NYSE: FRE) at a price of approximately $66.00 per share or an aggregate amount of approximately $5,088,000. As a result of the sale, 1st Independence Bank recognized a gain on sale of investments available for sale of approximately $5,012,000 before taxes and $3,308,000 after taxes. As previously reported, the Company reported a pretax loss from continuing operations of approximately $1.9 million for the twelve month period ending September 30, 2004 as compared to income from continuing operations totaling $1.4 million for the same period in 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

1st INDEPENDENCE FINANCIAL GROUP, INC.

Date: February 3, 2005	By:	/s/ Arthur L. Freeman
Arthur L. Freeman, Chairman and Chief Executive Officer